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June 26, 2007

IXI Mobile Inc

We have read the statements made by IXI Mobile, Inc. (formerly Israel Technology Acquisition Corp.) under Item 4.01(a) of its Form 8-K dated June 26, 2007. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of IXI Mobile, Inc. contained therein.

Brightman Almagor & Co.

Certified Public Accountants

A member firm of Deloitte Touche Tohmatsu